EXHIBIT 99.1

SKYMALL RAISES $9.1 MILLION THROUGH PRIVATE PLACEMENT

PHOENIX--(BUSINESS WIRE)--Dec. 22, 1999--SkyMall Inc. (Nasdaq: SKYM - news) Wednesday announced that it completed the private placement of a $9.1-million equity transaction that will be convertible into approximately 1,300,000 shares of SkyMall's common stock, subject to the prior approval of shareholders, at a price of $7.00 per share; there are no reset provisions in the terms of conversion.

In addition, SkyMall issued warrants to purchase approximately 652,000 shares of common stock. The warrants are exercisable at $8.00 per share and, subject to certain conditions, are redeemable by the company at a nominal price if the company's stock trades over $12 per share for 20 consecutive trading days.

The proceeds will be used to fund SkyMall's ongoing electronic-commerce initiative and supplement the company's working capital. RS Investment Management of San Francisco was the lead investor; other investors include The Special Situations Funds, Hathaway Associates, and all three of the company's outside directors, among others.

"This capital will help fund the e-commerce strategies that we launched to fuel our future growth plans as a specialty retailer with proprietary solutions for catalog companies and consumers," said Robert M. Worsley, chairman and chief executive officer.

About SkyMall Inc.

Founded in 1989, SkyMall(R) is an integrated e-commerce specialty retailer that provides a vast selection of premium-quality products and services to consumers from a wide variety of merchants and partners.

SkyMall is best known for its in-flight catalog, which is available on more than 70 percent of all domestic airlines, reaching over 420 million domestic airline passengers annually.

Through its skymall.com, Inc. subsidiary, which operates the skymall.com(TM) and skymalltravel.com(TM) Web sites, SkyMall offers an expanded selection of products and services to online shoppers and enables other companies to conduct electronic commerce using skymall.com's merchant solution.

Through another subsidiary, Durham & Co., SkyMall offers high-quality logo merchandise via its catalogs, workplace initiatives and the durham.skymall.com Web site. For further information and prior press releases, please visit SkyMall's Web site at www.skymall.com.

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.

Factors that would cause or contribute to such differences include, but are not limited to, those factors detailed by SkyMall Inc. in its filings with the Securities and Exchange Commission.

Note to Editors: SkyMall(R) is a Registered Trademark of SkyMall Inc. and skymall.com(TM) and skymalltravel.com(TM) are Trademarks of SkyMall Inc.

Contact:

     SkyMall Inc.
     Robert M. Worsley, 602/528-8620
     worsley@skymall.com

     Jim Lucas, 602/528-3224 (Investor Relations) lucas4ir@gte.net
           or
     Genesis Select Corp.
     Budd Zuckerman, 303/357-6565
     budd@genesisselect.com